EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

ALTIA, LLC – Arizona limited liability company

Quality Circuit Assembly, Inc. – California corporation

American Precision Fabricators, Inc. – Arkansas corporation

Morris Sheet Metal, Corp. – Indiana corporation

JTD Spiral, Inc. – Indiana corporation

Deluxe Sheet Metal, Inc. – Indiana corporation

Excel Fabrication, LLC – Idaho Limited Liability Company

A4 Construction Services, Inc. – Delaware corporation

A4 Manufacturing, Inc. – Delaware corporation

A4 Technologies, Inc. – Delaware corporation

Spectrumebos, Inc. – Delaware corporation